Exhibit 99.1

ION announces order in WesternGeco litigation

HOUSTON - May 18, 2017 - ION Geophysical Corporation (NYSE: IO) today announced that the trial court issued an order on May 16, 2017 in the previously-reported lawsuit of WesternGeco L.L.C. v. ION Geophysical Corporation confirming its bench order, awarding enhanced damages of $5 million to WesternGeco. The trial court also granted the motion of the sureties and ordered the surety bond be discharged and released.

“While we are not happy with the willfulness determination, we are overall pleased with the District Court’s indication that the additional damages should be on the low end of what could have been a maximum possible amount of $44 million,” stated Brian Hanson, ION’s President and Chief Executive Officer. “This eight-year process has been a long journey and we are excited to put this lawsuit behind us as it doesn’t reflect the current spirit of collaboration between the parties.”

About ION
ION is a leading provider of technology-driven solutions to the global oil and gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.

Contact
Jamey Seely
Executive Vice President and General Counsel
+1.281.552.3011
jamey.seely@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with the timing and development of the Company’s products and services, the competitiveness of offers, pricing pressure, decreased demand, and changes in oil prices; and political, execution, regulatory, and currency risks. Additional risk factors, which could affect actual results are disclosed by the Company in its fillings with the Securities and Exchange Commission (“SEC”), including its Form 10-K, Form 10-Q and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

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